Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

FIRST QUARTER DIVIDEND

Berwick, Pennsylvania – February 27, 2025 - First Keystone Corporation (the “Corporation”) (OTC PINK: FKYS), parent company of First Keystone Community Bank, declared a $0.28 per share quarterly cash dividend to shareholders of record as of March 13, 2025, payable March 31, 2025.

Cash dividends amounted to $0.28 per share for the first quarter of 2025, the same amount paid in the first quarter of 2024.

During 2024, the Corporation again achieved some record balance sheet levels and continued profitability. Key performance indicators and balance sheet measures at December 31, 2024 and quarter-to-date income statement results as of December 31, 2024 vs. the same period in 2023 are as follows:

•Assets amounted to $1,428,583,000, an increase of 0.9%

•Total Net Loans grew 4.1% to $940,779,000

•Total Deposits were $1,045,880,000, a 6.7% increase

•Net interest income increased 18.2% to $8,649,000

•Net income increased 28.4% to $2,287,000 and on a per share basis, 31.0% to $0.38/share

The Corporation looks forward to 2025 as being the financial services provider of choice to our customers and the communities we serve.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Wealth Management, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Jack W. Jones at 570-752-3671.